EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Clarient, Inc.:
We consent to the incorporation by reference in Registration Statement Nos. 333-67166, 333-114214, 333-129827 and 333-160136 on Form S-3 and Nos. 333-160466, 333-144783, 333-128380, 333-120248, 333-113434, 333-63876, 333-59276 and 333-65815 on Form S-8 of our report dated March 16, 2010 relating to the financial statements and financial statement schedule of Clarient, Inc., and the effectiveness of Clarient, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clarient, Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 16, 2010